Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
October 5, 2018	Debbie DeCamp
AVP, Marketing/ Communications
debbie.decamp@americanenterprise.com
515.245.2017

GREAT WESTERN INSURANCE COMPANY ANNOUNCES SALE OF MONTANA-DOMICILED COMPANY

OGDEN, UTAH - Great Western Insurance Company (GWIC) has announced plans to sell its subsidiary, Great Western Life Insurance Company, to USAlliance Life and Security Company. The agreement is expected to close by December 31, 2018, subject to customary closing conditions, including regulatory approval by the Montana Office of Securities and Insurance.

Based in Ogden, Utah, GWIC was founded in 1983 by John E. Lindquist and has been continually ranked as one of the top preneed insurance companies in the United States. In January 2018, GWIC was acquired by American Republic Insurance Company, a subsidiary of American Enterprise Group, Inc., and is now one of American Enterprise's seven insurance company subsidiaries.

USAlliance Life and Security Company is a wholly owned subsidiary of USAlliance Corporation, a financial holding company in Topeka, Kansas. The company received its certificate of authority from the Kansas Insurance Department and wrote its first policy on May 1, 2013.

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About Great Western Insurance Company

Great Western Insurance Company is a subsidiary of American Enterprise Group, Inc., an insurance holding company based in Des Moines, Iowa. American Enterprise Group, Inc., has seven insurance company subsidiaries under the American Republic®, Great Western, and Medico® brands.